SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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The Liberty Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 27, 2003

Dear Shareholder:

      We cordially invite you to attend the 2003 Annual Meeting of Shareholders of The Liberty Corporation on Tuesday, May 6, 2003, at 10:30 a.m. at the Westin Poinsett Hotel located at 120 South Main Street, Greenville, South Carolina 29601.

      The accompanying Notice of Meeting and Proxy Statement describe the matters to be considered and voted upon at the meeting. We will also review the major Company developments in 2002.

      Your participation in the affairs of Liberty is important, regardless of the number of shares you hold. To ensure your representation at the meeting, whether or not you attend, please complete and return the enclosed proxy card as soon as possible.

      We look forward to seeing you on May 6. Coffee will be served prior to the meeting, when the members of the Board of Directors hope to visit with you.

Cordially,

Hayne Hipp
President

THE LIBERTY CORPORATION

135 South Main Street

Greenville, S. C. 29601

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 27, 2003

To the Shareholders of The Liberty Corporation:

      The Annual Meeting of Shareholders of The Liberty Corporation will be held at the Westin Poinsett Hotel located at 120 South Main Street, Greenville, South Carolina, on Tuesday, May 6, 2003 at 10:30 a.m., local time, for the following purposes:

1. To elect three directors to serve for the terms indicated in the Proxy Statement.

2. To ratify the selection of independent public accountants.

3. To consider and act upon a shareholder proposal requesting that the Board of Directors of the Company redeem the rights issued pursuant to the Company’s Shareholder Rights Plan.

4. To transact such other business as may properly come before the meeting.

      Holders of Common Stock at the close of business on March 14, 2003 will be entitled to vote at the meeting or any adjournment thereof.

      A copy of the 2002 Annual Report to Shareholders is enclosed.

By Order of the Board of Directors

Martha G. Williams
Vice President, General Counsel
& Secretary

      Each shareholder is urged to vote the enclosed proxy promptly. In the event a shareholder decides to attend the meeting, he may, if he wishes, revoke his proxy and vote his shares in person.

Mailing Date: March 27, 2003

THE LIBERTY CORPORATION

135 South Main Street

Greenville, S. C. 29601

PROXY STATEMENT

      The 2003 Annual Meeting of Shareholders of The Liberty Corporation (“Liberty” or the “Company”) will be held on May 6, 2003 for the purposes set forth in the Notice of Annual Meeting. The accompanying form of proxy is solicited on behalf of the Board of Directors in connection with this meeting and any adjournment thereof.

      Directors, officers or employees of Liberty may solicit proxies in person or by mail, telephone or other means of electronic transmission. The cost of soliciting proxies will be borne by Liberty. In addition, the Company has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies and to verify records related to the solicitations. Liberty will pay Georgeson approximately $8,000 plus expense reimbursement for its services. Liberty will also reimburse brokers, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of the Company’s stock and obtaining their voting instructions.

      Each shareholder is entitled to one vote for each share of Common Stock of Liberty held at the close of business on March 14, 2003, the record date for the Annual Meeting. On that date there were 19,174,181 shares of Common Stock outstanding.

      A proxy in the accompanying form that is properly executed, duly returned and not revoked will be voted in accordance with instructions contained therein. If no instructions are given with respect to a matter to be acted upon, proxies will be voted in accordance with the recommendations of the Board of Directors on such matter. A proxy may be revoked at any time before it is voted by written notice to the Company’s Corporate Secretary, by delivery of a later dated proxy, or by attending the Annual Meeting and voting in person.

      In voting on the election of directors, shareholders may vote in favor of all nominees or withhold their votes as to some or all nominees. In voting on the ratification of the selection of independent public accountants and on the shareholder proposal requesting the Board to redeem the rights issued to the Company’s Shareholder Rights Plan, shareholders may vote FOR, AGAINST or ABSTAIN with respect to the proposal. Unless other instructions are indicated on the proxy card, all properly executed proxies received by the Company will be voted FOR the election of all the nominees named under “Election of Directors,” FOR the selection of Ernst and Young LLP as the Company’s 2003 independent public accountants and AGAINST the shareholder proposal relating to the Shareholder Rights Plan. Some proxies may include broker non-votes. A broker non-vote occurs when a broker holding stock in street name does not have discretion to vote the shares on a particular matter without receiving specific instructions from the beneficial owner and no such instructions have been received.

      The election of directors is decided by a plurality of the shares voting in person or by proxy at the Annual Meeting. Votes withheld and broker non-votes will not be included in vote totals for director nominees and will have no effect on the outcome of the election. The outcome of the vote on the selection of independent public accountants and the shareholder proposal relating to the Shareholder Rights Plan will be determined by a majority of the shares voting in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will not affect the outcome of the vote on these matters.

      The presence, in person or by proxy, of at least a majority of the total number of outstanding shares is necessary to constitute a quorum at the Annual Meeting. Any proxy authorized to be voted at the meeting on any matter (including on routine matters pursuant to the discretionary authority granted in management’s proxy), whether or not the proxy specifies to “WITHHOLD AUTHORITY”, to “ABSTAIN” or to effect a broker non-vote on any proposal, will be counted in establishing a quorum.

ITEM 1.     Election of Directors

Information Respecting the Board and Nominees

      The Board, which held four meetings during 2002, has standing Audit, Compensation, and Nominating Committees. The memberships and principal responsibilities of these Committees are described below.

      The Audit Committee, which met seven times during 2002, currently includes J. Thurston Roach, Chairman, William O. McCoy and John H. Mullin, III. The Audit Committee is responsible for recommending to the Board of Directors the engagement or discharge of the independent public accountants, reviewing with the independent public accountants the plan and results of the audit engagement, overseeing the engagement or discharge of internal audit accountants, maintaining regular communication with the providers of the internal audit function, reviewing the scope and results of the Company’s internal audit procedures, approving the services to be performed by the independent public accountants, reviewing the degree of independence of the public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company’s system of internal accounting controls.

      The Compensation Committee, which met two times during 2002, currently includes John R. Farmer, Chairman, Edward E. Crutchfield and Eugene E. Stone, IV. This Committee establishes the salaries and other forms of executive compensation for senior executives of the Company and its subsidiaries, develops and maintains compensation plans for such senior executives and grants benefits under such plans.

      The Nominating Committee, which met one time since the last annual meeting, currently includes Dr. Benjamin F. Payton, Chairman, and William B. Timmerman. This Committee recommends selection to management and to the Board of Directors of nominees for election as Directors and considers the performance of incumbent Directors in determining whether to nominate them for re-election. The Nominating Committee will consider nominees recommended by shareholders for the 2004 meeting provided such nominations are made in writing in accordance with the procedures set forth in the Company’s Bylaws and are submitted no later than November 28, 2003 to the Corporate Secretary at the Company’s above-stated address for referral to the Nominating Committee.

      The Board of Directors is divided into three classes; and at each annual meeting, one class is elected. The Nominating Committee has recommended the election of Hayne Hipp, J. Thurston Roach and William B. Timmerman as Directors to hold office for terms of three years, expiring with the annual shareholders meeting to be held in 2006. All Directors will continue in office until their successors are duly elected and qualified. The terms of office of the other six Directors continue until the annual meeting of shareholders held in the year shown for their respective classes. The Board of Directors and management concur in this recommendation.

      Should any one or more of the nominees become unavailable to accept nomination for election as a Director, the persons named in the enclosed proxy will vote for the election of such other persons as management may recommend, unless the Board reduces the number of Directors. The nominees receiving a plurality of the votes cast will be elected as Directors.

      Following is information about each nominee for Director or Director whose term continues after the meeting, including certain biographical data.

Nominees for Director

For Terms Expiring in May 2006:

      HAYNE HIPP has served as Chief Executive Officer of Liberty since 1979 and as Chairman since 1995. From 1981 until February 5, 2002, he also served as President. Mr. Hipp has served as a Director of Liberty since 1977 and also serves on the Board of SCANA Corporation. He is 63 years old.

      J. THURSTON ROACH is a private investor. Previously, from October 2000 to November 2001, he served as President and Chief Executive Officer of HaloSource Corporation, a chemtech company based in Seattle, Washington. From January 1999 through March 2000, he served as Chief Financial Officer and Senior Vice President of Owens Corning; and from February 1998 through December 1998, he was President of its North America Building Materials Systems Business. Owens Corning filed a voluntary petition for reorganization relief under Chapter 11 of the Bankruptcy Code in October 2000. Mr. Roach was first elected a Director of Liberty in 1994 and also serves as a Director of Deltic Timber Corporation and CellFor Inc. He is 61 years old.

      WILLIAM B. TIMMERMAN is Chairman of the Board, President and Chief Executive Officer of SCANA Corporation, an energy and telecommunications company located in Columbia, South Carolina. He has held these positions since March 1, 1997. Mr. Timmerman was first elected a Director of Liberty in 1997 and also serves as a Director of SCANA Corporation and ITC DeltaCom, Inc. He is 56 years old.

Directors Continuing In Office

Terms Expiring in May 2004:

      EDWARD E. CRUTCHFIELD is retired Chairman of Wachovia Corporation (formerly First Union Corporation), a bank holding company, located in Charlotte, North Carolina, where he also served as Chief Executive Officer until March 10, 2000. Mr. Crutchfield has served as a Director of Liberty since 1989 and also serves as a Director of VF Corporation. He is 61 years old.

      JOHN R. FARMER is Senior Director of Goldman Sachs, London, England, an investment banking firm. He assumed this position in 1999 and formerly served as a Limited Partner of The Goldman Sachs Group, L.P., New York, New York. Mr. Farmer was first elected a Director of Liberty in 1995. He is 64 years old.

      WILLIAM O. McCOY has been a partner with Franklin Street Partners, an investment management firm located in Chapel Hill, North Carolina, since December, 1997. From April, 1999, until August, 2000, Mr. McCoy served as Interim Chancellor of the University of North Carolina at Chapel Hill, and from February, 1995 until November, 1998, he served as Vice President and Chief Financial Officer of the University of North Carolina. Mr. McCoy has served as a Director of Liberty since 1984 and also serves as a Director of Progress Energy, Inc., Fidelity Investments, North Carolina Capital Management Trust, Acterna Corporation and Duke Realty Corporation. He is 69 years old.

Terms Expiring in May 2005:

      FRANK E. MELTON has served as Chairman and Chief Executive Officer of TV-3, Inc. Foundation since 1997 and was recently appointed to serve as Director of the Mississippi Bureau of Narcotics, Jackson, Mississippi. Prior to the purchase of Civic Communications Corporation by Liberty, Mr. Melton was Chairman and Chief Executive Officer of Civic, a television broadcasting company located in Jackson, Mississippi. He had held this position since 1984. Mr. Melton was first elected a Director of Liberty in 2001. He is 52 years old.

      JOHN H. MULLIN, III is Chairman of Ridgeway Farm, LLC, a company engaged in agriculture and timber production, located in Brookneal, Virginia. He also serves as a Director of Alex. Brown Realty, Inc., Progress Energy, Inc., Sonoco Products Company and as a Trustee of The Putnam Funds. Mr. Mullin has served as a Director of Liberty since 1989. He is 61 years old.

      EUGENE E. STONE, IV, is Chief Executive Officer of Stone International, LLC, a clothing manufacturer, located in Greenville, South Carolina. He has held this position since April, 1999 and previously served as Chief Executive Officer of Stone Manufacturing, LLC, and as Chairman of Umbro International, Inc. Mr. Stone first became a Director of Liberty in 1996 and also serves as a Director of The South Financial Group, Inc. He is 64 years old.

Executive Compensation

      The following information is given as to the chief executive officer and the other four most highly compensated officers (collectively the “Senior Executives”) who received salary and bonus for 2002 from Liberty of more than $100,000.

SUMMARY COMPENSATION TABLE

				Long Term
	Annual Compensation			Compensation Awards

					Shares
				Restricted	Underlying	All Other
				Stock	Stock	Compensation
Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	($) (2)	Options (#)	($) (3)

James M. Keelor	2002	$499,989	$433,825	$340,000	–0–	$17,700
President of Liberty	2001	483,326	–0–	–0–	75,000	15,300
	2000	466,667	87,500	287,244	10,060	15,810
Hayne Hipp	2002	450,000	469,977	–0–	–0–	16,375
Chairman & CEO of Liberty	2001	400,000	–0–	3,555,000	–0–	15,300
	2000	450,000	412,500	1,113,350	–0–	14,648
Howard L. Schrott	2002	375,000	271,141	680,000	–0–	17,625
Chief Financial Officer of	2001	370,847	–0–	–0–	62,000	–0–
Liberty
Martha G. Williams	2002	290,000	202,452	85,000	–0–	17,619
Vice President, General Counsel	2001	275,000	–0–	888,750	35,000	15,310
& Secretary of Liberty	2000	256,450	162,500	358,976	6,005	15,810
Jonathan W. Norwood	2002	130,000	58,566	–0–	–0–	7,950
Controller of Liberty	2001	89,904	21,000	–0–	12,500	–0–

1.	Mr. Schrott first became an Executive Officer of Liberty on January 1, 2001; and Mr. Norwood first became an Executive Officer of Liberty on April 1, 2001.
2.	The aggregate restricted shareholdings at December 31, 2002 for each individual named in the Summary Compensation Table were as follows: James M. Keelor — 10,000 shares valued at $388,000, Hayne Hipp — 80,000 shares valued at $3,104,000, Howard L. Schrott — 20,000 shares valued at $776,000 and Martha G. Williams — 22,500 shares valued at $873,000. Mr. Norwood does not have any outstanding shares of restricted stock. The restrictions on these shares lapse 20% per year over the five years after the date of grant. Dividends are paid on restricted stock at the same rate as paid on all outstanding shares of the Company’s Common Stock.

3.	“All Other Compensation” details Company contributions under the Retirement and Savings Plan for each named individual during 2002 (the last completed fiscal year).

Stock Options

      The information set forth in the following table includes the number of shares of Common Stock acquired on exercise of stock options by the Senior Executives named in the Summary Compensation Table during 2002 and the value realized by these exercises calculated by multiplying the closing price of the Company’s stock on the exercise date by the number of shares acquired, less the option price paid by the Senior Executives to the Company in order to acquire these shares. Also shown is the number of unexercised options to purchase the Company’s Common Stock held by each of the Senior Executives at December 31, 2002, as well as the value of these unexercised options calculated by multiplying the closing price of the Company’s stock on December 31, 2002 by the number of underlying shares, less the option price that would be paid by the Senior Executives to the Company in order to acquire these shares.

AGGREGATED OPTION EXERCISES IN 2002 AND YEAR-END OPTION VALUES

Value of
			Number of	Shares Underlying
			Shares Underlying	Unexercised
			Unexercised Options	In-The-Money Options
			At 12/31/02 (#)	at 12/31/02 ($)
Shares
	Acquired on	Value	Exercisable/ (1)	Exercisable/ (1)
Name	Exercise (#)	Realized ($)	Unexercisable (2)	Unexercisable (2)

James M. Keelor	–0–	–0–	(1) 55,000	(1) $ 81,750
			(2) 60,000	(2) 327,000
Hayne Hipp	–0–	–0–	(1) –0–	(1) $ –0–
			(2) –0–	(2) –0–
Howard L. Schrott	–0–	–0–	(1) 12,400	(1) $ 67,580
			(2) 49,600	(2) 386,880
Martha G. Williams	–0–	–0–	(1) 60,505	(1) $ 210,625
			(2) 28,000	(2) 152,600
Jonathan W. Norwood	–0–	–0–	(1) 2,500	(1) $ 13,625
			(2) 10,000	(2) 54,500

      Closing price of Company stock on New York Stock Exchange on December 31, 2002 was $38.80.

Directors Compensation

      In 2002 each Director who is not also an officer of Liberty or one of its subsidiaries received compensation of $5,000. Travel expenses incurred by a Director in attending a meeting of the Board or a Committee are also reimbursed.

      The Audit Committee Report, the Compensation Committee Report on Executive Compensation and the performance graph which follow shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Reports and graph by specific reference.

Board Audit Committee Report

      The Audit Committee is currently composed of Messrs. J. Thurston Roach, Chairman, William O. McCoy and John H. Mullin, III, all of whom are non-employee directors deemed to be independent, as defined under the rules of the New York Stock Exchange. The Committee provides overall guidance to the Company’s audit function and operates under a written Charter approved by the Board of Directors.

      In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited consolidated balance sheets for the years ended December 31, 2001 and 2002, and the related statements of consolidated income, shareholder’s equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 2002. The Committee also discussed certain matters with Ernst & Young LLP, the Company’s independent auditors for the year ended December 31, 2002, as required by the American Institute of Certified Public Accountants Statement on Auditing Standards No. 61, Communication with Audit Committees. Furthermore, the Committee received a formal written statement from its external auditors consistent with the disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with representatives of Ernst & Young LLP that firm’s independence from management and the Company.

      In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for year-end 2002 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

      The table below discloses the aggregate fees billed for professional services rendered by Ernst & Young LLP for the year ended December 31, 2002 for: (1) the audit of the Company’s annual financial statements for the year ended December 31, 2002 and the reviews of the financial statements included in the Company’s Forms 10-Q for that year, (2) financial information systems design and implementation as described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X (17CFR 210.2-01(c)(4)(ii)) and (3) all other fees.

AGGREGATE AUDIT FEES BILLED FOR YEAR 2002

Service Provided	Amount

Audit Fees	$245,000
Financial Information Systems Design and Implementation Fees	–0–
All Other Fees	307,000	(a)(b)

Total	$552,000

(a)	Includes audit-related fees for accounting assistance and audit of employee benefit plans in the amount of $40,000.
(b)	Includes fees in the amount of $267,000 for assistance in tax planning and review of tax returns.

      The Audit Committee has considered whether the provision of the services covered in the above table is compatible with maintaining the principal accountant’s independence and found no incompatibility. None of the hours expended on Ernst & Young’s engagement to audit the Company’s financial statements for the year ended December 31, 2002 were attributed to work performed by persons other than Ernst & Young’s full-time permanent employees.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

J. Thurston Roach	William O. McCoy	John H. Mullin, III

Board Compensation Committee Report on Executive Compensation

      The Compensation Committee is currently composed of Messrs. John R. Farmer, Chairman, Edward E. Crutchfield and Eugene E. Stone, IV, all of whom are non-employee directors. The Committee provides overall guidance to the compensation programs and stock ownership plans established for the Company’s executive officers, comprised mainly of operating subsidiary managers. Set forth below is the Committee’s report addressing the Company’s compensation policies for 2002.

      Policies. To maintain and grow the Company’s leadership position in terms of market share, revenue and profitability, the Compensation Committee establishes compensation policies which are intended to: (1) reward capable and productive employees and (2) reinforce the Company’s business strategies.

      At present, the executive compensation program is composed of annual incentive cash bonus, long-term incentive awards of stock options and restricted stock, and salary and benefits generally available to executives in the media industry. The Company is subject to the loss of the deduction for compensation in excess of $1,000,000 paid to certain of the Company’s executives unless the design and administration of the compensation programs comply with the requirements of Section 162(m) of the Internal Revenue Code. The Company generally has endeavored to satisfy the conditions required to preserve the deductibility of such executive compensation in the past and will continue to do so in the future. However, in specific situations after considering the costs of not satisfying Section 162(m) of the Code, the Company appropriately rewards individual performance regardless of tax deductibility.

      Comparability. The Committee annually reviews the executive compensation program, including an analysis of competitive market data. This data compares the Company’s compensation practices to those of groups of comparator companies that have business operations in the media industry and that are similar in size in terms of revenues and assets. Salaries are generally targeted at the 50th percentile of the salaries of comparable positions at the comparator companies. The opportunity for executive officers to earn compensation in excess of the 50th percentile is provided by the annual performance-based bonus plan and the long-term stock ownership plans. The Performance Graph in this proxy statement displays, in addition to the Company and the S&P 500, a peer group of broadcasting companies. The peer group companies, comprised of Granite Broadcasting Corporation, Hearst-Argyle Television, Inc., Media General Inc.; Paxson Communications Corporation, Sinclair Broadcast Group, Inc. and Young Broadcasting, Inc., are included in the comparator groups used for compensation purposes.

      Annual Performance Incentive. The Compensation Committee’s emphasis on tying pay to corporate, business unit and individual performance is reflected in the 2002 Management Bonus Plan (the “Bonus Plan”). The Bonus Plan provided for cash bonus awards to executive officers based on the 2002 actual versus target financial performance of the Company and various other individual or operating measures tailored to an individual executive’s area of responsibility. The financial performance measures were revenue, EBITDA and broadcast cash flow. As financial performance and shareholder value increase, bonus payouts increase proportionally. The target awards set for the executive officers reflected the Committee’s subjective judgment as to the extent to which the participant could contribute to the achievement of the Company’s financial goals. Threshold actual earnings of the Company were required before an executive officer became eligible. Under the Plan executives could earn higher than targeted bonuses for higher than targeted financial performance and for personal achievements contributing significantly to the Company’s long-term success. Actual bonuses awarded to executive officers of the Company were higher than the target bonuses established under the Bonus Plan since the 2002 actual revenue, EBITDA and broadcast cash flow of the Company were higher than target revenue, EBITDA and broadcast cash flow of the Company.

      Long-term Performance Incentive. The Company’s Performance Incentive Compensation Program (the “Program”) is designed to align a significant portion of the executive compensation program with shareholder interests. The Program permits the granting of several types of stock-based awards, all of which can be performance based at the Committee’s election:

•	Stock Option. A right vesting over a period of years as established by the Compensation Committee and terminating after ten years to purchase shares of Common Stock at a price equal to the market value of the Common Stock on the date the option is awarded.

•	Restricted Stock. Shares of Common Stock which the recipient cannot sell or otherwise dispose of until a restriction period lapses and which are forfeited if the recipient terminates employment for any reason other than retirement, disability or death prior to the lapse of the restriction period.

•	Phantom Units. Book accounts for participants which can be vested in increments over time and paid by delivery of a number of shares of Common Stock equal to the number of phantom shares held in the book account and which are forfeited if the recipient terminates employment for any reason other than retirement, disability or death prior to vesting.

      Formulas tied to an executive officer’s base salary were utilized in establishing the number of shares of restricted stock and stock options for each 2002 award. No emphasis was placed on the number of shares in previous awards.

      Salaries. Executive officers were granted base salary increases effective May 1, 2002 after evaluating executives’ levels of performance, responsibility and internal equity issues, and after evaluating the range of salaries paid by the comparative group of companies.

      Chief Executive Officer. After evaluating the competitive total compensation market data for the comparator companies and the prior year performance of the Company against its bonus targets, the Committee determined that a salary of $450,000 and a bonus target of $325,000, would be appropriate for the Chief Executive Officer.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

John R. Farmer	Edward E. Crutchfield	Eugene E. Stone, IV

Compensation Committee Interlocks and Insider Participation

      During 2002 there were no interlocking relationships involving the Company’s executive officers and its directors.

Certain Transactions

      William B. Timmerman, Chairman of the Board, President and Chief Executive Officer of SCANA Corporation, is a Director of Liberty. During 2002 subsidiaries of Liberty sold advertising time to SCANA Corporation that totaled approximately $60,000 (including the value of non-utility, in-kind services provided by SCANA Corporation to Liberty’s subsidiaries). It is anticipated that similar transactions will occur in the future.

      Management believes that the terms of the arrangements described in this “Certain Transactions” section are as favorable to Liberty as are similar transactions between unrelated parties.

Five-Year Shareholder Return Comparison

      The Performance Graph below compares cumulative, five-year shareholder returns on an indexed basis with the S&P 500 Stock Index and a selected peer group.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG THE LIBERTY CORPORATION, THE S & P 500 INDEX
AND A PEER GROUP

	1997	1998	1999	2000	2001	2002

The Liberty Corporation	100	107	94	92	96	92
S & P 500	100	129	156	141	125	97
Peer Group	100	112	108	81	82	82

*	$100 invested on 12/31/97 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright ® 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

www.researchdatagroup.com/S&P.htm

Note:

The peer group consists of Granite Broadcasting Corporation; Hearst-Argyle Television, Inc.; Media General Inc.; Paxson Communications Corporation; Sinclair Broadcast Group, Inc.; and Young Broadcasting, Inc.

Principal Holders of Voting Securities

      The following table shows as of January 31, 2003, the shares of Liberty Common Stock beneficially owned (as that term is defined by Rule 13d-3 issued by the SEC under the Securities Exchange Act of 1934) by all persons who beneficially own more than 5% of the shares of such stock.

	Nature and Amount of
	Beneficial Ownership

	Sole Voting	Shared Voting	Total	Percentage
	and/or	and/or	Shares	of
	Investment	Investment	Beneficially	Outstanding
Name and Address	Power(1)	Power(2)	Owned	Common Stock

Gabelli Funds, Inc.
One Corporate Center
Rye, NY 10580-1434	3,909,298(3)	0	3,909,298	20.11%
Hayne Hipp
PO Box 502
Greenville, SC 29602	468,372(4)	1,990,030(5)	2,458,402	12.65%

Notes:

1.	Except as otherwise indicated in these Notes, each person has sole voting and investment power with respect to the designated shares.
2.	Except as otherwise indicated in these Notes, both voting and investment power are shared with respect to the shares designated in this column.
3.	Amendment No. 31 to Schedule 13D filed with the SEC on November 29, 2002, reflects that Gabelli Funds, Inc. is the ultimate parent of a variety of companies engaged in the securities business and is the beneficial owner of the above shares, including 3,863,498 shares for which sole voting power is held and 3,909,298 shares for which sole investment power is held.
4.	Includes 80,000 restricted shares as to which he has sole voting power but no investment power and 21,591 shares held in trust for the benefit of charity and/or family and non-family members of which Hayne Hipp serves as sole Trustee.
5.	Includes 12,045 shares held of record by his wife and 305,472 shares held in trust for the benefit of his children and/or charity of which his wife serves as Co-Trustee.

Security Ownership of Management

      The following table shows the shares of Liberty Common Stock owned beneficially (as that term is defined by Rule 13d-3 issued by the SEC under the Securities Exchange Act of 1934), unless otherwise indicated, by each Director and nominee and by all executive officers and Directors of Liberty as a group on January 31, 2003.

		Percentage of
	Number of Shares	Outstanding Shares
Shareholder(1)	of Common Stock	of Common Stock

Edward E. Crutchfield	11,030(2)	.06%
John R. Farmer	14,030(3)	.07%
Hayne Hipp	2,458,402(4)	12.65%
James M. Keelor	147,791(5)	.76%
William O. McCoy	11,430(3)	.06%
Frank E. Melton	11,000(3)	.06%
John H. Mullin, III	11,030(3)	.06%
Jonathan W. Norwood	5,000(6)	.03%
Benjamin F. Payton	9,230(3)	.05%
J. Thurston Roach	11,030(3)	.06%
Howard W. Schrott	45,800(7)	.24%
Eugene E. Stone, IV	10,030(3)	.05%
William B. Timmerman	9,030(3)	.05%
Martha G. Williams	218,304(8)	1.12%
All Directors, Nominees for Director and Executive Officers as a Group (14 persons)	2,973,137(9)	15.30%

Notes:

1.	None of the Directors and executive officers is the beneficial owner of any equity securities of any of Liberty’s subsidiaries. Except as otherwise indicated in these Notes, each of the individuals named above has sole voting and investment power with respect to the shares listed for such person. The number of shares includes shares that may be acquired currently or within 60 days after January 31, 2003 through the exercise of stock options.

2.	Includes options to purchase 6,000 shares currently exercisable under Liberty’s Performance Incentive Compensation Program and 5,030 shares held by a charitable foundation of which Mr. Crutchfield is a Trustee. Mr. Crutchfield disclaims beneficial ownership of the 5,030 shares held by the charitable foundation.

3.	Includes options to purchase 6,000 shares currently exercisable under Liberty’s Performance Incentive Compensation Program.

4.	See “Principal Holders of Voting Securities” table and Notes 4 and 5 thereto for a more complete description of the nature and amount of beneficial ownership by Hayne Hipp.

5.	Includes 10,000 restricted shares as to which he has sole voting power but no investment power and options to purchase 70,000 shares currently exercisable under Liberty’s Performance Incentive Compensation Program.

6.	Includes options to purchase 5,000 shares currently exercisable under Liberty’s Performance Incentive Compensation Program.

7.	Includes 20,000 restricted shares as to which he has sole voting power but no investment power and options to purchase 24,800 shares currently exercisable under Liberty’s Performance Incentive Compensation Program.
8.	Includes 22,500 restricted shares as to which she has sole voting power but no investment power and options to purchase 67,505 shares currently exercisable under Liberty’s Performance Incentive Compensation Program.

9.	Includes 132,500 restricted shares as to which they have sole voting but no investment power and options to purchase 221,305 shares currently exercisable under Liberty’s Performance Incentive Compensation Program.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Act of 1934 requires the Company’s Directors and executive officers and persons who own more than 10% of the Company’s Common Stock to file with the SEC and the New York Stock Exchange various reports as to ownership of such Common Stock. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such forms furnished to the Company and written representations to the Company that no other reports were required, all the applicable Section 16(a) filing requirements were complied with during 2002.

ITEM 2.     Ratification of Appointment of Independent Public Accountants

      Subject to shareholder ratification, the Board of Directors has appointed the firm of Ernst and Young LLP as independent public accountants for the year 2003. The appointment was made upon the recommendation of the Audit Committee, which is composed of Directors who are not officers or otherwise employees of Liberty.

      If the shareholders do not ratify the selection of Ernst and Young LLP, the selection of independent certified public accountants will be reconsidered and made by the Board of Directors. It is understood that even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its shareholders.

      The appointment of the firm of Ernst & Young LLP as independent public accountants for Liberty was ratified by the shareholders at Liberty’s last Annual Meeting. Representatives of the firm are expected to be present at the Annual Meeting of Shareholders and will be available to respond to appropriate questions and will have the opportunity to make a statement should they so desire.

      Ratification of the appointment of independent public accountants requires that the votes cast favoring the action exceed the votes cast opposing the action. The Board of Directors and management recommend that the shareholders vote “FOR” such ratification.

ITEM 3.	Shareholder Proposal Regarding Redemption of Rights Under Company’s Shareholder Rights Plan.

      GAMCO Investors, Inc, One Corporate Center, Rye, New York 10580, which is the owner of 2,576,398 shares of Common Stock, as shown in an amendment to Schedule 13D filed by Gabelli Funds, Inc. with the Securities and Exchange Commission as of November 29, 2002, has submitted the following proposal and supporting statement for inclusion in this Proxy Statement and has stated its intention to present the proposal at the Annual Meeting:

RESOLVED: That the shareholders of The Liberty Corporation (the “Company”) hereby request that the Board of Directors redeem the Rights to purchase Series A Participating Cumulative Preferred Stock issued pursuant to the August 1990 Shareholder Rights Plan unless a majority of the outstanding shares approve the issuance by affirmative vote cast at a special meeting of the shareholders held as soon as practical following adoption of this proposal.

Shareholder Supporting Statement

      In August 30, 1990, the Company distributed a dividend of one Right to purchase Series A Cumulative Preferred Stock pursuant to a Shareholder Rights Plan. Generally, the shareholders may exercise the Rights only when a person or group acquires, or through exchange or tender offer attempts to acquire, a beneficial interest in 20% or more of the common stock of the Company. Shareholders — other than the person or group attempting to acquire 20% — may then exercise the Rights and receive stock at a fraction of its market value. The Company may redeem the Rights for $.01 per Right. These Rights represent a corporate anti-takeover device, commonly known as a “poison pill.”

      Issuing the Rights allows the Company to increase vastly the cost to a potential bidder of effecting any merger or tender offer unless the Board of Directors favors the bid. Potential bidders cannot take their offer directly to the shareholders even if an overwhelming majority would have accepted the offer. The potential bidder must instead negotiate with management, and a Board of management may sometimes have interests that conflict with the interests of shareholders. In effect, the Board has arrogated to itself the sole right to determine what price a potential buyer must pay to acquire the entire Company. We believe the Board should allow its shareholders to decide for themselves what represents a fair price for their holdings.

      By redeeming the Rights or putting this significant matter to a vote of shareholders, the Board will serve two important goals. First, it will encourage shareholder democracy by soliciting the views of its shareholder constituency about the advisability of anti-takeover devices. Second, it will allow shareholders to decide for themselves whether a Rights Plan improves or undermines shareholder value. Finally, the power of shareholders to accept an offer by a potential bidder provides an important check and balance on management and the Board in their stewardship of the shareholders’ interests. Should this proposal prevail, the Board, in an effort to improve shareholder value, should itself redeem the Rights or put the decision whether to continue to use a poison pill to a shareholder vote at a special meeting to be held as soon as practical.

      GAMCO INVESTORS, INC. URGES SHAREHOLDERS TO VOTE FOR THIS RESOLUTION.

Response of Your Board of Directors in Opposition to the Shareholder Proposal

      Your Board of Directors unanimously recommends a vote “AGAINST” the Shareholder Proposal presented in Item 3. The Board of Directors first adopted the Company’s Shareholder Rights Plan (the “Plan”) in 1990, and later renewed it in 2000, to enhance the ability of the Board to preserve and protect shareholder value in the event of certain unsolicited takeover attempts. Withdrawal by your Board of the Company’s Plan would remove significant protection currently provided to shareholders.

      Your Board’s fiduciary duty to shareholders is to evaluate any legitimate acquisition offer presented to the Board and to determine whether any offer would deliver full value to shareholders. The Shareholder Rights Plan provides the means for your Board to fulfill this duty. The Plan is not intended to, and will not, prevent any takeover proposal that the Board of Directors believes is in the best interests of Liberty and its shareholders.

      Similar rights plans have been adopted by a majority of the Standard & Poor’s 500 companies. According to the Investor Responsibility Research Center, over 2,000 U.S. companies have active rights plans, consistent with an increasing number of studies demonstrating the economic benefits that rights plans provide for shareholders. A study released in 1997 by Georgeson & Company, a nationally recognized proxy solicitation and investor relations firm, found that, from 1992 to 1996, companies with rights plans received an additional $13 billion in takeover premiums than companies without rights plans. The report also noted that the presence of a rights plan at a target company did not increase the likelihood of the withdrawal of a friendly takeover bid nor the defeat of a hostile one.

      The Plan protects the Company’s shareholders against unsolicited attempts to gain control of the Company that would not provide full value to shareholders. Examples of acquisition tactics that are not in the best interest of, and in fact are unfair to, shareholders are partial or two-tiered bids that fail to treat all shareholders equally and “creeping” acquisitions that result in gaining a control position of a publicly-listed company through open-market stock purchases.

      In summary, the Company’s Shareholder Rights Plan puts in place the following major benefits to shareholders:

•	The Plan enables your Board, as your elected representatives, to maximize the value for, and protect the interests of, the Company’s shareholders in the event of an acquisition offer.

•	The Plan encourages a bidder for the Company to negotiate with your Board. This strengthens your Board’s bargaining position with the bidder.

•	The Plan gives your Board a greater period of time to evaluate an acquisition offer.

•	The Plan permits your Board to reject an offer that does not reflect the full value of the Company or is not fair to all shareholders.

•	The Plan permits your Board to seek alternative proposals that would better reflect the full value of the Company and treat all shareholders fairly.

      Liberty’s Board of Directors takes its obligations to the shareholders seriously and believes it can best safeguard shareholder value and the Company’s assets by retaining the flexibility granted by the Shareholder Rights Plan.

      FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Shareholders’ Proposals

      To be considered for inclusion in the proxy materials for the Company’s 2004 Annual Meeting, a shareholder proposal must be received by the Corporate Secretary at the Company’s above-stated address on or before November 28, 2003. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the SEC proxy rules and must contain certain information specified in the Bylaws of the Company.

      To have a nomination or item of business brought before the Company’s 2004 Annual Meeting, but not included in the Company’s proxy material for that meeting, a shareholder must deliver the required notice of such nomination or item to the Corporate Secretary at the Company’s above-stated address between October 29, 2003 and November 28, 2003.

      The Company’s Bylaws set forth certain procedures that a shareholder must follow and specific information which must be provided to nominate persons for election as directors or to introduce an item of business at an annual meeting, even if such item is not to be included in the Company’s proxy material. A copy of the Company’s Bylaws, containing such procedural requirements and information, may be obtained without charge by any shareholder by written request addressed to the Corporate Secretary at the principal executive offices of the Company.

Multiple Shareholders Sharing the Same Address

      In December 2000 the Securities and Exchange Commission adopted rules permitting companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports and proxy statements sent to two or more shareholders residing at the same address by delivering a single annual report and proxy statement to that address. This practice, known as “householding,” is designed to reduce printing and postage costs for companies.

      This year, a number of brokers with accountholders who are Liberty shareholders will be householding proxy materials. A single annual report and proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions are received from one or more of the shareholders. Once shareholders receive a notice from their broker that householding will be used for delivery of communications to their address, householding will continue until further notification or until their consent is revoked. If any shareholders residing at such an address wish to receive a separate annual report and proxy statement in the future, they should notify their broker or telephone Liberty’s Corporate Secretary, Martha G. Williams, at (864) 241-5400 or write to her at 135 South Main Street, Greenville, South Carolina 29601.

      Shareholders who currently receive multiple copies of Liberty’s annual report and proxy statement at their address may request householding by contacting their broker; or, if the shareholder is a shareholder of record, a written request should be sent to Liberty’s transfer agent, American Stock Transfer & Trust Company, at 6201 15th Avenue, Floor 3L, Brooklyn, New York 11219, Attention: Isaac J. Kagan.

Other Matters

      The Board of Directors and management of Liberty know of no business to be presented at the meeting other than the three items specified above. If other matters are duly presented for action, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.

Martha G. Williams
Vice President, General Counsel
& Secretary

Greenville, South Carolina

March 27, 2003

THE LIBERTY CORPORATION

This Proxy is solicited on behalf of the Board of Directors of the Corporation.

     The undersigned hereby appoints Sophia G. Vergas and Mark D. Wesson, or either of them, as proxies, with full power of substitution, to represent the undersigned at the 2003 Annual Meeting of Shareholders of The Liberty Corporation (“Liberty”) to be held at 10:30 a.m. on May 6, 2003, at the Westin Poinsett Hotel located at 120 South Main Street, Greenville, South Carolina, and at any adjournment thereof, and to vote all the shares of Liberty stock which the undersigned would be entitled to vote if personally present.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH INSTRUCTIONS CONTAINED HEREIN. IN THE ABSENCE OF SUCH INSTRUCTIONS, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES AS DIRECTORS, “FOR” ITEM 2, “AGAINST” ITEM 3 AND IN THEIR DISCRETION UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

     PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.	PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 1.	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 2.

							FOR	AGAINST	ABSTAIN

1.	Election of Directors		NOMINEES		2.	Proposal to approve the appointment of Ernst & Young LLP as independent public accountants for Liberty.	☐	☐	☐

	☐	FOR ALL NOMINEES	☐	Hayne Hipp		THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM 3.

							FOR	AGAINST	ABSTAIN

	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	J. Thurston Roach	3.	Shareholder Proposal described in the Proxy Statement.	☐	☐	☐

	☐	FOR ALL EXCEPT (See instruction below)	☐	William B. Timmerman
					4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before said meeting.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ■

To change the address on your account, please check the box at right and indicate your address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this
method.	☐

SIGNATURE OF SHAREHOLDER	Date	SIGNATURE OF SHAREHOLDER	Date

NOTE:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.